News Release

Firsthand Technology Value Fund Holding Phunware

Closes Merger With Stellar Acquisition III

San Jose, CA, January 2, 2019 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Phunware, a holding since 2014, has completed its merger with Stellar Acquisition III, Inc.

The combined company has inherited the name Phunware, Inc. and its common stock is now trading on NASDAQ under the symbol "PHUN." The Fund expects to receive 1,495,113 shares of Phunware common stock in exchange for its shares of preferred stock in the predecessor company. More details will be made public as they become available.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results. Announced acquisition transactions about the Fund’s holdings, such as provided above, do not provide any indication about whether any other Fund holding will be acquired for a profit or otherwise will become a profitable investment.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com